Exhibit 8.01: Draft Form of U.S. Tax Opinion

June [       ], 2004

Braskem S.A
Avenida das Nações Unidas, 4777
São Paulo, SP – CEP 05477-000, Brazil

Registration Statement on Form F-1 No. 333-114219

Ladies and Gentlemen:

We are acting as special United States federal income tax counsel to Braskem S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil (the “Company”), in connection with the filing by the Company of a registration statement on Form F-1, Registration No. 333-114219 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the Company’s registration of American Depositary Shares (such shares referred to herein as the “Shares”), as set forth in the prospectus contained in the Registration Statement (the “Prospectus”). At your request, we are rendering our opinion concerning the principal United States federal income tax consequences regarding the issuance of the Shares. In connection therewith, we have reviewed the Registration Statement, the Underwriting Agreement, the Amended and Restated Deposit Agreement and the Pre-Release side letter.

This opinion letter is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder and administrative and judicial interpretations thereof, in each case, as in effect and available on the date hereof. We assume that the operative documents for the Shares described in the Registration Statement will be performed in accordance with the terms described therein.

Based on the foregoing and subject to the assumptions, qualifications and limitations contained therein, we hereby confirm our opinion contained in the Registration Statement under the caption “U.S. Federal Income Tax Considerations.”

We have not considered and render no opinion on any aspect of law other than as expressly set forth above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption “U.S. Federal Income Tax Considerations” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

JN:JTL